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                                                                     EXHIBIT 8.2

            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                 September 8, 1999

Global Crossing Ltd.
Wessex House
45 Reid Street
Hamilton HM12, Bermuda

Re: Post-Effective Amendment No. 1 to the Registration Statement on Form S-4

Ladies and Gentlemen:

  We have acted as special counsel to Global Crossing Ltd., a Bermuda corporation ("Global") which Registration Statement constitutes, in connection with the preparation of this Registration Statement on Form S-4 and Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement"),(File No. 333-82657), to be filed by Global on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Agreement and Plan of Merger, dated March 16, 1999 and amended on May 16, 1999 and September 2, 1999 (the "Merger Agreement") among Global, GCF Acquisition Corp., a New York corporation and direct wholly-owned subsidiary of Global, and Frontier Corporation, a New York corporation.

  Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Registration Statement.

  We hereby confirm that, although the discussion set forth in the Registration Statement under the heading "Certain federal income tax and Bermuda tax consequences--Federal income tax consequences" does not purport to discuss all possible United States federal income tax consequences applicable to the merger, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary, based upon current law, of the United States federal income tax consequences of the merger to a holder of Frontier Common Stock who participates in the merger. There can be no assurances that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

  We hereby consent to the use of this opinion in connection with the Registration Statement. We also consent to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.
                                       Very truly yours,

                                          /s/ Skadden, Arps, Slate, Meagher &
                                                        Flom LLP
                                        ----------------------------------------
                                          Skadden, Arps, Slate, Meagher & Flom
                                                          LLP